Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 15, 2026, of NextNRG, Inc. relating to the audit of the consolidated financial statements of the Company’s Annual Report on Form 10K as of December 31, 2025 and 2024, and which appears in the Company’s Annual Report on Form 10-K/A, filed on May 11, 2026 for the years ended December 31, 2025 and 2024, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPA’s, PLLC

The Woodlands, Texas

August 24, 2026